UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

May 19, 2014

MERCARI COMMUNICATIONS GROUP, LTD.

(Exact name of registrant as specified in its charter)

Colorado	0-17284	84-1085935
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

135 Fifth Ave., 10th Floor

New York, NY 10010

Address of principal executive offices

212-739-7689

Telephone number, including

Area code

_____________________________

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2014, Tim F. Holderbaum submitted his resignation as Secretary and Treasurer of Mercari Communications Group, Ltd. (the “Company”) to be effective on May 19, 2014. On April 2, 2014, the Company accepted Mr. Holderbaum’s resignation as Secretary and Treasurer. Mr. Holderbaum informed the Company that he resigned as Secretary and Treasurer for personal reasons and to pursue other business opportunities, and not as the result of any disagreement with the Company practices or policies.

On April 16, 2014, the Board of Directors of the Company appointed Mark G. Downey as Secretary and Treasurer of the Company, to be effective May 19, 2014. Mr. Downey’s biography is set forth below.

Mark Downey, age 48, was appointed Secretary and Treasurer for the Company to be effective May 19, 2014.  He joins the Company with over 25 years’ experience in the financial services industry, including more than 15 years as a Chief Financial Officer within the metro New York area. Prior to joining the Company, Mr. Downey served as Director of Financial Services at CFO Consulting Partners LLC. He has held numerous senior executive positions as CFO, COO, Treasurer and Head of Credit at Dahlman Rose & Co., Tullett Prebon Americas, LaBranche Financial Services Inc. and Commerzbank AG. He has managed and directed the financial, operational and strategic due diligence, pre-deal and post-deal integration of five domestic and two international merger and acquisition entities, and two domestic carve-outs as well as opened up several global (London, Hong Kong and Canada) and domestic (Chicago and Palm Beach) offices. He has built up two finance, operations, credit and treasury groups from inception and successfully consolidated two finance and operations groups. In addition to his executive management experience, he served as a senior-level manager for approximately 13 years at global financial firms including Schroder & Co. and Deutsche Bank Securities Corp. Mr. Downey, a CPA and a Series 27 FINOP, started his career at Coopers and Lybrand. He holds a B.B.A. in Accounting from Iona College and is a member of the American Institute of Certified Public Accountants and New York State Society of Certified Public Accountants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 31st day of July 2014.

Mercari Communications Group, Ltd.

By:	/s/ Scott L. Mathis
Scott L. Mathis, President & CEO